Exhibit 99.1
FOR IMMEDIATE RELEASE
AUGUST 4, 2014

Seventy Seven Energy Inc. Announces Second Quarter 2014 Operational and Financial Results

OKLAHOMA CITY, OKLAHOMA, August 4, 2014 - Seventy Seven Energy Inc. (NYSE: SSE), an independent diversified oilfield services company, which spun off from Chesapeake Energy Corporation (NYSE: CHK) on June 30, 2014, today reported financial and operational results for the second quarter of 2014. Key information related to the second quarter is as follows:

•	Total Revenue was $549.5 million, Adjusted Revenue was $497.7 million

•	Net income per fully diluted share was $0.46, Adjusted net income per fully diluted share was $0.17

•	Adjusted EBITDA was $120.9 million

•	Revenues from non-Chesapeake customers increased 30% from the first quarter of 2014 to the second quarter of 2014 to 19% of consolidated revenues.

SSE reported total revenues of $549.5 million for the second quarter of 2014, an 8% increase compared to $509.7 million for the first quarter of 2014 and a 6% decrease compared to $583.1 million for the second quarter of 2013. As part of the spin-off, SSE distributed its compression unit manufacturing business and its geosteering business to Chesapeake and sold its crude hauling assets to a third party. SSE’s adjusted revenues were $497.7 million for the second quarter of 2014 assuming these transactions occurred on March 31, 2014. Adjusted EBITDA for the second quarter of 2014 was $120.9 million, compared to $85.5 million for the first quarter of 2014 and $122.1 million for the second quarter of 2013. Net income for the second quarter of 2014 was $21.7 million, or $0.46 per diluted share, compared to a net loss of ($18.6) million, or ($0.40) per diluted share, for the first quarter of 2014 and $7.2 million, or $0.15 per diluted share, for the second quarter of 2013. Adjusted net income, which excludes the impact of the distributed compression unit manufacturing and geosteering businesses to Chesapeake, the net operating loss attributable to the crude hauling assets sold to a third party, the net gain on the sale of property and equipment due primarily to the sale of the company’s crude hauling assets and 14 drilling rigs and a one-time credit to stock compensation expense related to the spin-off from Chesapeake, was $8.1 million, or $0.17 per diluted share. Adjusted revenues, adjusted EBITDA and adjusted net income are non-GAAP financial measures. Reconciliations of these measures to comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) are provided on pages 8 - 13 of this release.

On June 30, 2014, 46,932,433 shares of SSE common stock were distributed to Chesapeake shareholders in connection with the spin-off. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, SSE assumed this amount to be outstanding as of the beginning of each period presented in the calculation of weighted average shares.

Chief Executive Officer Jerry Winchester commented, “We are pleased to bring you our first quarterly earnings as a standalone public company.  A lot of work has gone into getting us to this point, and we are excited about our future and our potential to deliver superior shareholder returns.” Winchester added, “We have a flexible balance sheet, and our objective is to pursue strategic growth opportunities while exercising financial discipline to maximize returns to our shareholders.”

Drilling

SSE’s drilling segment contributed revenues of $189.2 million and Adjusted EBITDA of $68.9 million during the second quarter of 2014, compared to $180.4 million of revenues and Adjusted EBITDA of $62.3 million for the first quarter of 2014 and revenues of $188.9 million and Adjusted EBITDA of $61.4 million for the second quarter of 2013. The increase in revenues for the second quarter of 2014 compared to the first quarter of 2014 was due to an increase in utilization and revenue days. Revenue days for the second quarter of 2014 were 7,396 compared to 7,036 and 7,142 for the first quarter of 2014 and the second quarter of 2013, respectively. Revenues from non-Chesapeake customers increased $6.9 million from the first quarter of 2014 to 31% of total segment revenues for the second quarter of 2014. As of July 1, 2014, the company’s drilling backlog was $1.3 billion with an average duration of 17 months. A reconciliation of adjusted EBITDA to comparable financial measures calculated in accordance with GAAP is provided on pages 8 - 10 of this release.

Average revenue per revenue day for the second quarter of 2014 was $23,219, down slightly from $23,421 in the first quarter of 2014 and $23,506 in the second quarter of 2013 due to lower non-drilling revenue associated with the drilling segment. Average operating costs per revenue day in the second quarter of 2014 were $13,802, net of rig rent expense and a one-time credit to stock compensation expense of $4.3 million related to the spin-off from Chesapeake, a decrease of $500 per day from $14,302 in the first quarter of 2014. The decrease in average operating costs per revenue day was due primarily to a reduction in labor related costs.

As of June 30, 2014, the company’s marketed fleet consisted of 20 Tier 1 rigs, including 10 proprietary PeakeRigs™, 57 Tier 2 rigs and 13 Tier 3 rigs. SSE currently has 16 contracted PeakeRigs™ under construction. PeakeRigs™ are designed for long lateral drilling of multiple wells from a single location, which makes them well suited for unconventional resource development. The company is aggressively pursuing a strategy of upgrading its fleet to better align with the market’s demand for multi-well pad drilling in unconventional resource plays. Accordingly, SSE plans to upgrade or sell all of the Tier 3 rigs that it owns, and expects that its fleet will primarily include only Tier 1 and Tier 2 rigs by the end of 2014.

Hydraulic Fracturing

SSE’s hydraulic fracturing segment contributed $226.1 million of revenues and Adjusted EBITDA of $41.7 million during the second quarter of 2014, compared to $201.6 million of revenues and Adjusted EBITDA of $20.2 million for the first quarter of 2014 and revenues of $250.3 million and Adjusted EBITDA of $41.8 million for the second quarter of 2013. Revenues increased quarter over quarter due to higher utilization as SSE completed 2,054 fracturing stages during the second quarter of 2014, compared to 1,722 fracturing stages for the first quarter of 2014 and 1,873 fracturing stages for the second quarter of 2013. As of July 1, 2014, the company’s hydraulic fracturing backlog was $1.5 billion with an average duration of 26 months. A reconciliation of adjusted EBITDA to comparable financial measures calculated in accordance with GAAP is provided on pages 8 - 10 of this release.

Average revenue per stage for the second quarter of 2014 was $110,084, down from $117,085 in the first quarter of 2014 and $133,660 in the second quarter of 2013. Average revenue per stage decreased from the first quarter of 2014 primarily as a result of rate differences due to a geographic relocation of a frac spread. The decrease from the second quarter of 2013 was due to industry wide pricing pressure. Average operating costs per stage in the second quarter were $87,285, a decrease of $15,509 per stage from $102,794 in the first quarter of 2014. The decrease in average operating costs per stage was primarily due to lower expendables, repairs and maintenance and product costs. As a percentage of hydraulic fracturing revenues, maintenance and supplies expense were 11% for the second quarter of 2014 and 17% for the first quarter of 2014.

As of June 30, 2014, SSE owned nine hydraulic fracturing fleets with an aggregate of 360,000 horsepower, and eight of these fleets were contracted by Chesapeake in the Anadarko Basin and the Eagle Ford and Utica Shales. The company currently has one hydraulic fracturing fleet under construction, which is expected to add another 40,000 horsepower upon completion.

Oilfield Rentals

SSE’s oilfield rentals segment contributed $39.0 million of revenues and Adjusted EBITDA of $13.8 million during the second quarter of 2014, compared to $35.9 million of revenues and Adjusted EBITDA of $10.0 million for the first quarter of 2014 and $41.8 million of revenues and Adjusted EBITDA of $14.8 million for the second quarter of 2013. The increase was primarily due to higher utilization for certain of SSE’s equipment as a result of increased activity with non-Chesapeake customers. Revenues from non-Chesapeake customers as a percentage of total segment revenues increased from 10% in the first quarter of 2014 to 16% in the second quarter of 2014. A reconciliation of adjusted EBITDA to comparable financial measures calculated in accordance with GAAP is provided on pages 8 - 10 of this release.

Oilfield Trucking

SSE’s oilfield trucking segment contributed $55.5 million of revenues and Adjusted EBITDA of $6.0 million during the second quarter of 2014, compared to $56.2 million of revenues and Adjusted EBITDA of $2.1 million for the first quarter of 2014 and $62.7 million of revenues and Adjusted EBITDA of $8.2 million for the second quarter of 2013. A reconciliation of adjusted EBITDA to comparable financial measures calculated in accordance with GAAP is provided on pages 8 - 10 of this release.

Liquidity

As of June 30, 2014, SSE had $22.4 million in borrowings outstanding under its $275.0 million revolving bank credit facility. Capital expenditures totaled $138.2 million during the second quarter of 2014, which primarily consisted of investment in new PeakeRigs™ and the purchase of certain leased drilling rigs. SSE currently expects its aggregate growth capital expenditures to be approximately $450.0 million for 2014 and 2015, and that these expenditures will target the development of high margin service offerings through geographic expansion, vertical integration and asset additions. The company also expects that its growth capital expenditures will be funded by cash flow from operations and borrowings under its revolving bank credit facility.

Conference Call Information

SSE will host a conference call on Monday, Aug. 4, 2014 at 9:00 a.m. CDT to discuss its second quarter 2014 financial and operating results. The telephone number to access the conference call is U.S. toll-free 844-867-9749 and international 901-300-3300. The conference ID for the call is 73873666. The company encourages those who would like to participate in the call to place calls between 8:50 a.m. and 9:00 a.m. CDT. For those unable to participate in the conference call, a digital recording of the conference will be available for replay two hours after the call’s completion until Aug. 25, 2014. To access the recording, please use dial-in number 800-585-8367 or 404-537-3406 and the conference ID 73873666.

The conference call will also be webcast live on www.77nrg.com in the “investors” section. The webcast of the conference call will be available on the website for one year.

About Seventy Seven Energy Inc.

SSE is a diversified oilfield services company that provides a wide range of wellsite services to U.S. land-based E&P customers operating in unconventional resource plays. SSE offers services and equipment that are strategic to our customers’ oil and natural gas operations. Our services include drilling, hydraulic fracturing, oilfield rentals, rig relocation and water transport and disposal. Our operations are geographically diversified across many of the most active oil and natural gas plays in the onshore United States, including the Anadarko and Permian Basins and the Barnett, Eagle Ford, Haynesville, Marcellus, Niobrara and Utica Shales. For additional information about SSE, please visit our website at www.77nrg.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

In addition, we calculate our contract drilling backlog by multiplying the day rate under our contracts by the number of days remaining under the contract. We calculate our hydraulic fracturing backlog by multiplying the rate per stage by the number of guaranteed stages remaining under the contract. The backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. Many of our contracts are also subject to termination by the customer on short notice and provide for an early termination payment to us in the event that the contract is terminated by the customer. As a result, revenues could differ materially from the backlog amounts presented.

For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and the Information Statement included as Exhibit 99.1 to our Form 10 (Commission File No. 001-36354) filed on June 16, 2014.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenues:
Revenues from Chesapeake	$447,085	$544,301	$877,922	$1,057,736
Revenues from other third parties	102,381	38,763	181,254	69,215
Total Revenues	549,466	583,064	1,059,176	1,126,951
Operating Expenses:
Operating costs	406,586	457,383	816,174	872,433
Depreciation and amortization	71,829	72,490	144,294	142,601
General and administrative, including expenses from Chesapeake	19,368	20,922	40,254	41,413
Net gains on sales of property and equipment	(8,964)	(1,746)	(7,986)	(1,371)
Impairments and other	3,172	6,718	22,980	6,741
Total Operating Expenses	491,991	555,767	1,015,716	1,061,817
Operating Income	57,475	27,297	43,460	65,134
Other Income (Expense):
Interest expense	(17,615)	(14,138)	(32,307)	(28,149)
Loss from equity investees	(4,500)	(1,053)	(5,417)	(1,173)
Other income (loss)	386	(63)	757	461
Total Other Expense	(21,729)	(15,254)	(36,967)	(28,861)
Income Before Income Taxes	35,746	12,043	6,493	36,273
Income Tax Expense	14,036	4,867	3,338	14,866
Net Income	$21,710	$7,176	$3,155	$21,407

Earnings Per Common Share
Basic	$0.46	$0.15	$0.07	$0.46
Diluted	$0.46	$0.15	$0.07	$0.46

Weighted Average Common Shares Outstanding
Basic	46,932	46,932	46,932	46,932
Diluted	46,932	46,932	46,932	46,932

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30, 2014	December 31, 2013
	(in thousands)
Assets:
Current Assets:
Cash	$8,476	$1,678
Accounts receivable, net of allowance of $1,647 and $524 at June 30, 2014 and December 31, 2013, respectively	68,714	62,959
Accounts receivable with Chesapeake	308,940	312,480
Inventory	30,041	45,035
Deferred income tax asset	8,119	5,318
Prepaid expenses and other	15,575	20,301
Total Current Assets	439,865	447,771
Property and Equipment:
Property and equipment, at cost	2,631,774	2,241,350
Less: accumulated depreciation	(900,801)	(773,282)
Property and equipment held for sale, net	—	29,408
Total Property and Equipment, Net	1,730,973	1,497,476
Other Assets:
Equity method investment	7,949	13,236
Goodwill	27,434	42,447
Intangible assets, net	5,730	7,429
Deferred financing costs	27,086	14,080
Other long-term assets	7,716	4,454
Total Other Assets	75,915	81,646
Total Assets	$2,246,753	$2,026,893
Liabilities and Equity:
Current Liabilities:
Accounts payable to Chesapeake	$54,305	$30,666
Affiliate accounts payable	8,279	34,200
Current portion of long-term debt	4,000	—
Other current liabilities	182,477	210,123
Total Current Liabilities	249,061	274,989
Long-Term Liabilities:
Deferred income tax liabilities	158,045	145,747
Long-term debt, excluding current maturities	1,568,400	1,055,000
Other long-term liabilities	3,601	3,965
Total Long-Term Liabilities	1,730,046	1,204,712
Commitments and Contingencies
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 46,932,433 shares at June 30, 2014	469	—
Paid-in capital	267,177	—
Owner’s Equity	—	547,192
Total Liabilities and Stockholders’/Owner’s Equity	$2,246,753	$2,026,893

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
	2014	2013
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME	$3,155	$21,407
ADJUSTMENTS TO RECONCILE NET INCOME TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	144,294	142,601
Amortization of sale/leaseback gains	(5,139)	(3,079)
Amortization of deferred financing costs	3,972	1,455
Gains on sales of property and equipment	(7,986)	(1,371)
Impairments	14,531	6,634
Loss from equity investees	5,417	1,173
Deferred income tax expense	2,642	14,428
Other	1,202	609
Changes in operating assets and liabilities	(40,154)	(38,987)
Net cash provided by operating activities	121,934	144,870
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(256,778)	(147,487)
Proceeds from sales of assets	60,939	35,771
Additions to investments	(131)	(262)
Other	35	—
Net cash used in investing activities	(195,935)	(111,978)
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Chesapeake	(421,920)	(12,961)
Proceeds from issuance of senior notes, net of offering costs	493,825	—
Proceeds from issuance of term loan, net of issuance costs	393,879	—
Deferred financing costs	(2,385)	—
Borrowings from revolving credit facility	716,500	545,700
Payments on revolving credit facility	(1,099,100)	(565,000)
Other	—	(212)
Net cash provided by (used in) financing activities	80,799	(32,473)
Net increase in cash	6,798	419
Cash, beginning of period	1,678	1,227
Cash, end of period	$8,476	$1,646

SEVENTY SEVEN ENERGY INC.
Adjusted EBITDA

Non-GAAP Financial Measure

“Adjusted EBITDA” is a non-GAAP financial measure that we define as net income before interest expense, income tax expense, depreciation and amortization, as further adjusted to add back non-cash stock compensation, impairments and other, gain or loss on sale of property and equipment, rig rent expense and certain non-recurring items. Adjusted EBITDA, as used and defined by us may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses Adjusted EBITDA to evaluate our performance and liquidity and believes Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

•
is widely used by investors in the oilfield services industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

•	is used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Consolidated

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014
	(In thousands)
Net income (loss)	$21,710	$7,176	$(18,557)
Add:
Interest expense	17,615	14,138	14,692
Income tax expense (benefit)	14,036	4,867	(10,697)
Depreciation and amortization	71,829	72,490	72,465
Impairments and other	3,172	6,718	19,808
(Gains) losses on sales of property and equipment	(8,964)	(1,746)	977
Impairment of equity method investment	4,500	1,789	—
Rent expense on buildings and real estate transferred from Chesapeake	4,081	4,079	4,106
Rig rent expense	6,016	22,570	9,059
Less:
Compression unit manufacturing Adjusted EBITDA	6,357	5,244	6,715
Geosteering Adjusted EBITDA	763	1,074	194
Crude hauling Adjusted EBITDA	(4,521)	3,702	(543)
One-time credit to stock compensation expense	10,530	—	—
Adjusted EBITDA	$120,866	$122,061	$85,487

Drilling

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014
	(In thousands)
Net income (loss)	$9,541	$1,162	$(2,359)
Add:
Income tax expense (benefit)	5,941	810	(1,329)
Depreciation and amortization	34,398	33,822	34,903
Impairments and other	3,171	3,504	19,601
Losses (gains) on sales of property and equipment	14,086	(352)	1,710
Rent expense on buildings and real estate transferred from Chesapeake	809	913	880
Rig rent expense	6,016	22,570	9,059
Less:
Geosteering Adjusted EBITDA	763	1,074	194
One-time credit to stock compensation expense	4,318	—	—
Adjusted EBITDA	$68,881	$61,355	$62,271

Hydraulic Fracturing

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014
	(In thousands)
Net income	$11,722	$15,417	$595
Add:
Income tax expense	7,443	9,494	610
Depreciation and amortization	17,851	16,417	18,109
Impairments	—	—	207
Gains on sales of property and equipment	—	(17)	—
Impairment of equity method investment	4,500	—	—
Rent expense on buildings and real estate transferred from Chesapeake	630	502	630
Less:
One-time credit to stock compensation expense	477	—	—
Adjusted EBITDA	$41,669	$41,813	$20,151

Oilfield Rentals

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014
	(In thousands)
Net loss	$340	$(477)	$(2,136)
Add:
Income tax expense (benefit)	225	(256)	(1,237)
Depreciation and amortization	13,368	15,476	13,347
Gains on sales of property and equipment	(183)	(572)	(742)
Rent expense on buildings and real estate transferred from Chesapeake	695	586	720
Less:
One-time credit to stock compensation expense	601	—	—
Adjusted EBITDA	$13,844	$14,757	$9,952

Oilfield Trucking

	Three Months Ended June 30,		Three Months Ended March 31,
	2014	2013	2014
	(In thousands)
Net income (loss)	$12,218	$2,076	$(3,397)
Add:
Income tax expense (benefit)	7,614	1,461	(1,871)
Depreciation and amortization	5,429	6,529	5,929
Gains on sales of property and equipment	(22,863)	(787)	(8)
Impairment of equity method investment	—	1,789	—
Rent expense on buildings and real estate transferred from Chesapeake	861	863	863
Less:
Crude hauling Adjusted EBITDA	(4,521)	3,702	(543)
One-time credit to stock compensation expense	1,826	—	—
Adjusted EBITDA	$5,954	$8,229	$2,059

SEVENTY SEVEN ENERGY INC.
Operational Statistics

Drilling

	Three Months Ended June 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2014	2013	2014
	(in thousands, except average rigs, utilization, revenue day and per revenue day amounts)
Revenues	$189,177	$188,862	$180,434
Operating costs(a)	118,354	146,634	124,460
Gross margin	$70,823	$42,228	$55,974
Revenue days(b)	7,396	7,142	7,036
Average revenue per revenue day(b)	$23,219	$23,506	$23,421
Average operating costs per revenue day(a) (b)	$14,031	$17,746	$15,590
Average margin per revenue day(b)	$9,188	$5,760	$7,831
Average rigs operating	81	81	80
Utilization	99%	97%	98%

Adjusted operating costs:
Operating costs(b)	$103,776	$126,743	$109,689
Add:
One-time credit to stock compensation expense	4,318	—	—
Less:
Rig rent expense	6,016	22,570	9,059
Adjusted operating costs(b)	$102,078	$104,173	$100,630
Adjusted average operating costs per day(b)	$13,802	$14,586	$14,302

(a)
Our operating costs and average operating costs per revenue day are reduced by the effect of $6.0 million, $22.6 million and $9.1 million of rig rent expense associated with our lease of drilling rigs for the three months ended June 30, 2014 and 2013 and the three months ended March 31, 2014, respectively.

(b)	These amounts and metrics exclude results from our drilling-related services, including directional drilling, mudlogging and geosteering.

Hydraulic Fracturing

	Three Months Ended June 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2014	2013	2014
	(in thousands, except stages, average fleets and per stage amounts)
Revenues	$226,112	$250,345	$201,620
Operating costs	179,283	199,539	177,012
Gross margin	$46,829	$50,806	$24,608
Stages completed	2,054	1,873	1,722
Average revenue per stage	$110,084	$133,660	$117,085
Average operating costs per stage	$87,285	$106,534	$102,794
Average margin per stage	$22,799	$27,126	$14,291
Average fleets operating	9	8	9

SEVENTY SEVEN ENERGY INC.
Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share

Three Months Ended June 30,
2014
(In thousands, except per share amounts)
Adjusted Net Income(1):
Net income	$21,710
Less:
Net gains on sales of property and equipment	5,584
One-time credit to stock compensation expense	6,560
Compression unit manufacturing net income	3,876
Geosteering net income	475
Crude hauling net loss, excluding gain on sale of crude hauling assets	(2,921)
Adjusted Net Income	$8,136

Adjusted Diluted Earnings per Share(2):
Diluted earnings per share	$0.46
Less:
Diluted earnings per share from net gains on sales of property and equipment	0.12
Diluted earnings per share from one-time credit to stock compensation expense	0.14
Diluted earnings per share from compression unit manufacturing	0.08
Diluted earnings per share from geosteering	0.01
Diluted earnings per share from crude hauling assets, excluding gain on sale of crude hauling assets	(0.06)
Adjusted Diluted Earnings per Share	$0.17

(1)
Adjusted net income excludes the impact of the distributed compression unit manufacturing and geosteering businesses to Chesapeake, the net operating loss attributable to the crude hauling assets sold to a third party, the net gain on the sale of property and equipment due primarily to the sale of the company’s crude hauling assets and 14 drilling rigs and a one-time credit to stock compensation expense related to the spin-off from Chesapeake.

(2)
On June 30, 2014, 46,932,433 shares of SSE common stock were distributed to Chesapeake shareholders in connection with the spin-off. For comparative purposes, and to provide a more meaningful calculation for weighted average shares, SSE assumed this amount to be outstanding as of the beginning of the period presented in the calculation of weighted average shares.

SEVENTY SEVEN ENERGY INC.
Adjusted Revenue

Three Months Ended June 30,
2014
(In thousands)
Adjusted Revenue(1):
Revenue	$549,466
Less:
Compression unit manufacturing revenues	39,230
Geosteering revenues	2,014
Crude hauling revenues	10,530
Adjusted Revenue	$497,692

(1)
As part of the spin-off, SSE distributed its compression unit manufacturing and its geosteering businesses to Chesapeake and sold its crude hauling assets to a third party. As illustrated in the table above, SSE’s adjusted Revenue would have been $497.7 million for the second quarter of 2014 had these transactions occurred on March 31, 2014.